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                                                                 EXHIBIT (14)(b)


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholders
Putnam Investment Funds and
Putnam Asia Pacific Growth Fund:


We consent to the use of our report dated October 4, 2001 for Putnam Emerging Markets Fund, a series of Putnam Investment Funds, and November 2, 2001 for the Putnam Asia Pacific Growth Fund incorporated herein by reference and to the references to our firm under the caption "Independent Accountants and Financial Statements" in the Statement of Additional Information and appendices B and C attached there to.


/s/ KPMG LLP

Boston, Massachusetts
April 5, 2002